Exhibit 10.21

Phibro ANIMAL HEALTH November 16, 2009 Dear Tom: This letter amends your employment agreement as set forth in your signed offer letter dated November 1, 2006 (and signed by you on November 3, 2008) (“Offer Letter Agreement”). Except as stated below, the terms of the Offer Letter Agreement shall remain in effect. Base Salary and Compensation The “Base Salary and Compensation” provision of the Offer Letter Agreement shall be amended to add: Effective fiscal year 2010 (i.e., July 1, 2009 - June 30, 2010) your target bonus will be increased from 30% to 35% of your base salary. Severance The “Severance” provision of the Offer Letter Agreement shall be replaced to state as follows: In the event of your (1) involuntary termination of employment by the Company for reasons other than Cause (as defined below) or (2) resignation of employment by you, upon 90 days written notice and a 30 day opportunity for the Company to cure, for Good Reason (as defined below), and contingent upon your executing and not revoking a Separation and General Release of Claims Agreement (“Release Agreement”), you shall be entitled to the following severance benefits: 1. Lump sum severance payment of fifteen (15) months of your then current base salary, 2. Lump sum payment of your earned and yet unpaid bonus for any previously completed fiscal year, and a bonus for the current fiscal year as of your date of termination pro-rated by month beginning July 1 through the month of your termination, e.g., if you are terminated on November 15, you shall receive 5/12 of your earned bonus, 3. Lump sum payment equal to twelve (12) months’ car allowance, 65 Challenger Road, Third Floor, Ridgefield Park. NJ 07660 • 201-329-7300 • Fax: 201-329-7399

Phibro Animal Health Corporation Page 2. 4. Retention of your laptop computer and Blackberry (or equivalent device), contingent upon the Company's inspection of the devices and its removal of any Company intellectual property or proprietary information, and 5. Contingent upon your eligibility, timely election of COBRA coverage and completion of necessary paperwork and in addition to any rights you may have under COBRA, payment of the premium for the COBRA coverage you elected for you and your eligible dependents for fifteen (15) months; thereafter you will be responsible for payment of your COBRA premiums, should you elect to continue coverage. All payments and benefits shall be made in accordance with applicable federal, state and local law and with the applications of appropriate deductions and withholding amounts. Payment of your severance, earned yet unpaid bonus for the previous fiscal year, prorated target bonus for the current fiscal year and car allowance shall be made within ten (10) days of the expiration of the waiver period following your execution of the Release Agreement. The term “Good Reason” shall mean (i) a material reduction in your compensation or other benefits, (ii) a material diminution in your authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the person or persons to whom you report, including a requirement that you report to a corporate officer or employee instead of reporting directly to the board of directors of the Company, (iv) a material diminution in the budget over which you retain authority, (v) a change in the geographic location of your required work location greater than 35 miles from the current location, or (vi) any other action or inaction that constitutes a material breach by the Company of your employment agreement. Termination for Cause The Offer Letter Agreement shall be amended to add the following “Termination for Cause” provision: The Company may, at its option, terminate your employment for Cause and the Company shall thereafter have no further obligations under your Employment Agreement, including, without limitation, any obligation to pay salary, provide benefits or provide severance to you. Cause shall be defined as (i) your continued and willful failure to perform or to provide appropriate attention to your duties and responsibilities, after notice and opportunity to cure, (ii) engaging in willful misconduct including, but not limited to dishonesty, fraud, or misrepresentation, (iii) conviction of a crime (other than traffic violation), habitual drunkenness or drug abuse, or (iv) excessive absenteeism other than for reasons of illness or approved leaves of absence.

Phibro Animal Health Corporation Page 3. Section 409A of the Internal Revenue Code It is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. If you agree with the above terms, please sign and date where indicated below and return the signed letter to me. Please let me know should you have any questions. Sincerely, Daniel A. Welch Senior Vice President, Human Resources Agreed: Thomas G. Dagger November 16, 2009